Exhibit 99.2

Orbitz Worldwide, Inc.

Consolidated Financial Statements

December 31, 2014, 2013 and 2012

Orbitz Worldwide, Inc.

Index

December 31, 2014, 2013 and 2012

Pages
Independent Auditor’s Report	1

Consolidated Financial Statements

Consolidated Statements of Operations	2

Consolidated Statements of Comprehensive Income/(Loss)	3

Consolidated Balance Sheets	4

Consolidated Statements of Cash Flows	5-6

Consolidated Statements of Shareholders’ Equity/(Deficit)	7

Notes to Consolidated Financial Statements	8-40

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Orbitz Worldwide, Inc.

Chicago, Illinois

We have audited the accompanying consolidated balance sheets of Orbitz Worldwide, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income/ (loss), shareholders’ equity/(deficit), and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Orbitz Worldwide, Inc. and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 9, 2015

ORBITZ WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share data)

	Years Ended December 31,
	2014	2013	2012
Net revenue	$932,007	$847,003	$778,796
Cost and expenses:
Cost of revenue	179,774	154,403	147,840
Selling, general and administrative	278,202	280,418	260,253
Marketing	334,472	292,470	252,993
Depreciation and amortization	57,549	55,110	57,046
Impairment of goodwill and intangible assets	—	—	321,172
Impairment of property and equipment and other assets	—	2,636	1,417

Total operating expenses	849,997	785,037	1,040,721

Operating income/(loss)	82,010	61,966	(261,925)
Other expense:
Net interest expense	(35,212)	(43,786)	(36,599)
Other expense	(2,237)	(18,100)	(41)

Total other expense	(37,449)	(61,886)	(36,640)

Income/(loss) before income taxes	44,561	80	(298,565)
Provision/(benefit) for income taxes	27,281	(165,005)	3,173

Net income/(loss)	$17,280	$165,085	$(301,738)

Net income/(loss) per share - basic:
Net income/(loss) per share	$0.16	$1.53	$(2.86)

Weighted-average shares outstanding	110,537,992	107,952,327	105,582,736

Net income/(loss) per share - diluted:
Net income/(loss) per share	$0.15	$1.46	$(2.86)

Weighted-average shares outstanding	114,344,440	113,072,679	105,582,736

See Notes to Consolidated Financial Statements

ORBITZ WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Net income/(loss)	$17,280	$165,085	$(301,738)
Other comprehensive income/(loss):
Currency translation adjustment	6,650	7,802	(7,147)
Unrealized gain/(loss) on floating to fixed interest rate swaps (net of tax of $0, $2,558, and $0)	—	(2,282)	311

Other comprehensive income/(loss)	6,650	5,520	(6,836)

Comprehensive income/(loss)	$23,930	$170,605	$(308,574)

See Notes to Consolidated Financial Statements

ORBITZ WORLDWIDE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)

	December 31, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$188,482	$117,385
Accounts receivable (net of allowance for doubtful accounts of $1,541 and $1,186, respectively)	117,440	82,599
Prepaid expenses	10,039	17,113
Due from Travelport, net	15,511	12,343
Other current assets	17,560	13,862

Total current assets	349,032	243,302
Property and equipment (net of accumulated depreciation of $302,031 and $334,720)	111,832	116,145
Goodwill	351,098	345,388
Trademarks and trade names	89,890	90,398
Other intangible assets, net	1,300	89
Deferred income taxes, non-current	135,807	160,637
Restricted cash	97,810	118,761
Other non-current assets	39,200	32,966

Total Assets	$1,175,969	$1,107,686

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$13,954	$16,432
Accrued merchant payable	366,062	337,308
Accrued expenses	158,754	145,778
Deferred income	40,816	40,616
Term loan, current	25,871	13,500
Other current liabilities	1,544	4,324

Total current liabilities	607,001	557,958
Term loan, non-current	421,879	429,750
Tax sharing liability	61,289	61,518
Other non-current liabilities	14,702	16,738

Total Liabilities	1,104,871	1,065,964

Commitments and contingencies (see Note 9)
Shareholders’ Equity:
Preferred stock, $0.01 par value, 100 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 140,000,000 shares authorized, 110,758,513 and 108,397,627 shares issued, respectively	1,107	1,084
Treasury stock, at cost, 25,237 shares held	(52)	(52)
Additional paid-in capital	1,060,636	1,055,213
Accumulated deficit	(1,000,259)	(1,017,539)
Accumulated other comprehensive income	9,666	3,016

Total Shareholders’ Equity	71,098	41,722

Total Liabilities and Shareholders’ Equity	$1,175,969	$1,107,686

See Notes to Consolidated Financial Statements

ORBITZ WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Operating activities:
Net income/(loss)	$17,280	$165,085	$(301,738)
Adjustments to reconcile net income/(loss) to net cash provided by operating activities:
Depreciation and amortization	57,549	55,110	57,046
Impairment of goodwill and intangible assets	—	—	321,172
Impairment of property and equipment and other assets	—	2,636	1,417
Amortization of unfavorable contract liability	(325)	(3,580)	(6,717)
Non-cash net interest expense	11,193	14,959	13,251
Deferred income taxes	25,234	(167,479)	869
Stock compensation	12,196	12,913	7,566
Changes in assets and liabilities:
Accounts receivable	(38,588)	(7,906)	(12,549)
Due from Travelport, net	(3,285)	(6,735)	(1,624)
Accounts payable, accrued expenses and other current liabilities	16,489	20,209	(5,549)
Accrued merchant payable	34,636	66,814	28,065
Deferred income	1,238	5,130	8,429
Other	15,882	(3,913)	(2,579)

Net cash provided by operating activities	149,499	153,243	107,059

Investing activities:
Property and equipment additions	(51,131)	(39,302)	(47,026)
Acquisitions, net of cash acquired	(10,000)	—	—
Changes in restricted cash	17,344	(93,965)	(16,812)

Net cash used in investing activities	(43,787)	(133,267)	(63,838)

Financing activities:
Payments on and retirement of term loans	(445,500)	(896,780)	(32,183)
Issuance of long-term debt, net of issuance costs	443,256	877,718	—
Employee tax withholdings related to net share settlements of equity-based awards	(7,217)	(6,472)	(2,179)
Proceeds from exercise of employee stock options	467	7,340	—
Payments on tax sharing liability	(14,375)	(16,765)	(15,408)
Payments on note payable	—	—	(231)

Net cash used in financing activities	(23,369)	(34,959)	(50,001)

Effects of changes in exchange rates on cash and cash equivalents	(11,246)	2,106	871

Net increase/(decrease) in cash and cash equivalents	71,097	(12,877)	(5,909)
Cash and cash equivalents at beginning of year	117,385	130,262	136,171

Cash and cash equivalents at end of year	$188,482	$117,385	$130,262

See Notes to Consolidated Financial Statements

CONSOLIDATED STATEMENTS OF CASH FLOWS (continued)

(in thousands)

	Years Ended December 31,
	2014	2013	2012
Supplemental disclosure of cash flow information:
Income tax payments, net	$3,231	$1,454	$1,170
Cash interest payments	$24,394	$29,402	$26,635
Non-cash investing activity:
Capital expenditures incurred not yet paid	$3,281	$3,786	$2,309

See Notes to Consolidated Financial Statements

ORBITZ WORLDWIDE, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY/(DEFICIT)

(in thousands, except share data)

	Common Stock		Treasury Stock		Additional Paid in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income/(Loss)		Total Shareholders’ Equity/ (Deficit)
							Interest Rate Swaps	Foreign Currency Translation
	Shares	Amount	Shares	Amount
Balance at January 1, 2012	103,814,769	$1,038	(25,237)	$(52)	$1,036,093	$(880,886)	$1,971	$2,361	$160,525
Net loss	—	—	—	—	—	(301,738)	—	—	(301,738)
Amortization of equity-based compensation awards granted to employees, net of shares withheld to satisfy employee tax withholding obligations upon vesting	—	—	—	—	5,386	—	—	—	5,386
Common shares issued upon vesting of restricted stock units	1,304,275	13	—	—	(13)	—	—	—	—
Other comprehensive income/ (loss)	—	—	—	—	—	—	311	(7,147)	(6,836)

Balance at December 31, 2012	105,119,044	1,051	(25,237)	(52)	1,041,466	(1,182,624)	2,282	(4,786)	(142,663)
Net income	—	—	—	—	—	165,085	—	—	165,085
Amortization of equity-based compensation awards granted to employees, net of shares withheld to satisfy employee tax withholding obligations upon vesting	—	—	—	—	6,440	—	—	—	6,440
Common shares issued upon vesting of restricted stock units	1,517,989	15	—	—	(15)	—	—	—	—
Common shares issued upon lapse of restrictions on deferred stock units	314,865	4	—	—	(4)	—	—	—	—
Common shares issued upon exercise of stock options	1,445,729	14	—	—	7,326	—	—	—	7,340
Other comprehensive income/(loss)	—	—	—	—	—	—	(2,282)	7,802	5,520

Balance at December 31, 2013	108,397,627	$1,084	(25,237)	(52)	1,055,213	(1,017,539)	—	3,016	41,722
Net income	—	—	—	—	—	17,280	—	—	17,280
Amortization of equity-based compensation awards granted to employees, net of shares withheld to satisfy employee tax withholding obligations upon vesting	—	—	—	—	4,979	—	—	—	4,979
Common shares issued upon vesting of restricted stock units	1,721,681	17	—	—	(17)	—	—	—	—
Common shares issued upon lapse of restrictions on deferred stock units	550,320	5	—	—	(5)	—	—	—	—
Common shares issued upon exercise of stock options	88,885	1	—	—	466	—	—	—	467
Other comprehensive income	—	—	—	—	—	—	—	6,650	6,650

Balance at December 31, 2014	110,758,513	$1,107	(25,237)	$(52)	$1,060,636	$(1,000,259)	$—	$9,666	$71,098

See Notes to Consolidated Financial Statements

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Basis of Presentation

Description of the Business

Orbitz, Inc. was established in early 2000 by American Airlines, Inc., Continental Airlines, Inc., Delta Air Lines, Inc., Northwest Airlines, Inc. and United Air Lines, Inc. (the “Founding Airlines”). In November 2004, Orbitz was acquired by Cendant Corporation (“Cendant”), whose online travel distribution businesses included the HotelClub and RatesToGo brands (collectively referred to as “HotelClub”) and the CheapTickets brand. In February 2005, Cendant acquired ebookers Limited, an international online travel brand which currently has operations in 8 countries throughout Europe (“ebookers”).

On August 23, 2006, Travelport Limited (“Travelport”), which consisted of Cendant’s travel distribution services businesses, including the businesses that currently comprise Orbitz Worldwide, Inc., was acquired by affiliates of The Blackstone Group and Technology Crossover Ventures.

Orbitz Worldwide, Inc. was incorporated in Delaware on June 18, 2007 and was formed to be the parent company of the business-to-consumer travel businesses of Travelport, including Orbitz.com, ebookers and HotelClub and the related subsidiaries and affiliates of those businesses. We are the registrant as a result of the completion of the initial public offering (the “IPO”) of 34.4 million shares of our common stock on July 25, 2007. On April 15, 2013, following the completion of the Travelport refinancing plan, Orbitz Worldwide, Inc. is no longer a “controlled company” as defined in Section 303A of the New York Stock Exchange listing rules. In the second quarter and early third quarter of 2014, Travelport sold approximately 47.7 million shares, and after its secondary stock offering on July 22, 2014, is no longer considered a related party. At December 31, 2014 and 2013, Travelport and the investment funds that indirectly owned Travelport, beneficially owned approximately 1% and 48% of our outstanding common stock, respectively.

We are a global online travel company (“OTC”) that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products and services including hotels, flights, vacation packages, car rentals, cruises, rail tickets, travel insurance, destination services and event tickets. We provide our customers an easy-to-use booking experience across a wide variety of devices. Our global brand portfolio includes Orbitz.com and CheapTickets in the United States; ebookers in Europe; and HotelClub, which focuses on the Asia Pacific region. We also own and operate Orbitz for Business, which is a corporate travel management company, and the Orbitz Partner Network, which delivers private label travel solutions to a broad range of partners.

Basis of Presentation

The accompanying consolidated financial statements present the accounts of Orbitz.com, ebookers and HotelClub and the related subsidiaries and affiliates of those businesses, collectively doing business as Orbitz Worldwide, Inc. These entities became wholly-owned subsidiaries of ours as part of an intercompany restructuring that was completed on July 18, 2007 in connection with the IPO. Prior to the IPO, these entities had operated as indirect, wholly-owned subsidiaries of Travelport.

As further discussed in Note 18 - “Subsequent Events”, the Company entered into an agreement on February 12, 2015, that, if consummated, would result in the Company becoming an indirect wholly-owned subsidiary of Expedia, Inc. The accompanying consolidated financial statements do not reflect any effects that would result if the agreement is consummated.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

2.	Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”). All intercompany balances and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of our consolidated financial statements and related notes in conformity with GAAP requires us to make certain estimates and assumptions. Our estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to matters that require a significant level of judgment or are otherwise subject to an inherent degree of uncertainty.

Our significant estimates include elements of revenue recognition, the realization of deferred tax assets, amounts that may be due under the tax sharing agreement, impairment of long-lived assets, goodwill and indefinite-lived intangible assets, costs to be capitalized as well as the useful life of capitalized software, and contingent liabilities, including taxes related to hotel occupancy. Actual amounts may differ from these estimates.

Foreign Currency Translation

Balance sheet accounts of our operations outside of the United States are translated from foreign currencies into U.S. dollars at the exchange rates as of the Consolidated Balance Sheet dates. Revenues and expenses are translated at average exchange rates during the period. Foreign currency translation gains or losses are included in accumulated other comprehensive income (loss) in shareholders’ equity. Gains and losses resulting from foreign currency transactions, which are denominated in currencies other than the entity’s functional currency, are included in our Consolidated Statements of Operations.

Revenue Recognition

We recognize revenue when it is earned and realizable, when persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable, and collectability is reasonably assured. We have two primary types of contractual arrangements with our vendors, which we refer to herein as the “merchant” and “retail” models. Under both the merchant and retail models, we record revenue earned net of all amounts paid to our suppliers.

We provide customers the ability to book air travel, hotels, car rentals and other travel products and services through our various websites. These travel products and services are made available to our customers for booking on a stand-alone basis or as part of a vacation package.

Under the merchant model, we generate revenue for our services based on the difference between the total amount the customer pays for the travel product and the negotiated net rate plus estimated taxes that the supplier charges us for that product. Customers generally pay us for reservations at the time of booking. Initially, we record these customer receipts as accrued merchant payables and either deferred income or net revenue, depending on the travel product. In the merchant model we do not take on credit risk with the customer since we are paid via a credit card, debit card or certain other electronic payment processors (collectively “Payment Processors”), while the cardholder’s Payment Processors collects funds from the customer. However we are subject to charge-backs and fraud risk, which we monitor closely; we have the ability to determine the price; we are not responsible for the actual delivery of the flight, hotel room or car rental; we take no inventory risk; we have no ability to determine or change the products or services delivered; and the customer chooses the supplier. Transaction related taxes are recorded net of any amounts received from customers.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Under the merchant model we receive payment for a reservation from a customer via the Payment Processors. The Payment Processors transmit payment for the reservation within one to two days of the booking date. The Payment Processors take on the risk of collecting funds from the customer. We are subject to fraud because we may be charged by the Payment Processors for fraudulent charges after we remit funds to the supplier. In other instances, the customer may be dissatisfied with some aspect of their travel and contest the charges with the Payment Processors, which could result in a charge-back.

We recognize net revenue under the merchant model when we have no further obligations to the customer. For merchant air transactions, this is at the time of booking. For merchant hotel transactions and merchant car transactions, net revenue is recognized at the time of check-in or customer pick-up, respectively. The timing of revenue recognition is different for merchant air travel because our primary service to the customer is fulfilled at the time of booking.

We accrue for the cost of merchant hotel and merchant car transactions based on amounts we expect to be invoiced by suppliers. If we do not receive an invoice within a certain period of time, generally within six months, or the invoice received is less than the accrued amount, we reverse a portion of the accrued cost when we determine it is not probable that we will be required to pay the supplier, based on our historical experience and contract terms. This results in an increase in net revenue and a decrease to the accrued merchant payable.

Under the retail model, we pass reservations booked by our customers to the travel supplier for a commission. In the retail model: we do not take on credit risk with the customer; we are not the primary obligor with the customer; we have no latitude in determining pricing; we take no inventory risk; we have no ability to determine or change the products or services delivered; and the customer chooses the supplier.

We recognize net revenue under the retail model when the reservation is made, secured by a customer with a credit card and we have no further obligations to the customer. For air transactions, this is at the time of booking. For hotel transactions and car transactions, net revenue is recognized at the time of check-in or customer pick-up, respectively, net of an allowance for cancelled reservations. The timing of recognition is different for retail hotel and retail car transactions than for retail air travel because unlike air travel where the reservation is secured by a customer’s Payment Processors at booking, car rental bookings and hotel bookings are not secured by a customer’s credit card until the pick-up date and check-in date, respectively. Allowances for cancelled reservations primarily relate to cancellations that do not occur through our websites, but instead occur directly through the supplier of the travel product. The amount of the allowance is determined based on our historical experience. The majority of commissions earned under the retail model are based upon contractual agreements.

Vacation packages offer customers the ability to book a combination of travel products. For example, travel products booked in a vacation package may include a combination of air travel, hotel and car rental reservations. We recognize net revenue for the entire package when the customer uses the reservation, which generally occurs on the same day for each travel product included in the vacation package.

Under both the merchant and retail models, we may, depending upon the brand and the travel product, charge our customers a service fee for booking their travel reservation. We recognize revenue for service fees at the time we recognize the net revenue for the corresponding travel product. We also may receive override commissions from suppliers if we meet certain contractual volume thresholds. These commissions are recognized when the amount of the commissions becomes fixed or determinable, which is generally upon notification by the respective travel supplier.

We utilize global distribution systems (“GDS”) services from various providers. Under our GDS service agreements, we earn revenue in the form of an incentive payment for air, car and hotel segments that are processed through a GDS. Revenue is recognized for these incentive payments at the time the travel reservation is processed through the GDS, which is generally at the time of booking.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company issues credits in the form of points related to its loyalty programs. The value of points earned by loyalty program members is included in accrued liabilities and recorded as a reduction of revenue at the time the points are earned, based on the percentage of points that are projected to be redeemed.

We also generate other revenue, which is primarily composed of revenue from advertising, including sponsoring links on our websites, and travel insurance. Advertising revenue is derived primarily from the delivery of advertisements on our websites and is recognized either at the time of display of each individual advertisement, or ratably over the advertising delivery period, depending on the terms of the advertising contract. Revenues generated from sponsoring links are recognized upon notification from the alliance partner that a transaction has occurred. Travel insurance revenue is recognized when the reservation is made, secured by a customer with a credit card and we have no further obligations to the customer, which for travel insurance is at the time of booking.

Cost of Revenue

Cost of revenue is primarily composed of direct costs incurred to generate revenue, including costs to operate our customer service call centers, credit card processing fees and other costs, which include customer refunds and charge-backs, connectivity and other processing costs. These costs are generally variable in nature and are primarily driven by transaction volume.

Marketing Expense

Marketing expense is primarily composed of online marketing costs, such as search and banner advertising and affiliate commissions, and offline marketing costs, such as television, radio and print advertising. Online advertising expense is recognized based on the terms of the individual agreements, based on the ratio of actual impressions to contracted impressions, pay-per-click, or on a straight-line basis over the term of the contract. Offline marketing expense is recognized in the period in which it is incurred. Our online marketing costs are significantly greater than our offline marketing costs.

Income Taxes

Our provision for income taxes is determined using the asset and liability method. Under this method, deferred tax assets and liabilities are calculated based upon the temporary differences between the financial statement and income tax bases of assets and liabilities using the combined federal and state or foreign effective tax rates that are applicable to us in a given year. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The deferred tax assets are recorded net of a valuation allowance when, based on the weight of available evidence, we believe it is more likely than not that some portion or all of the recorded deferred tax assets will not be realized in future periods. The realization of the deferred tax assets, net of a valuation allowance, is primarily dependent on estimated future taxable income. A change in our estimate of future taxable income may require an increase or decrease to the valuation allowance.

Derivative Financial Instruments

We measure derivatives at fair value and recognize them in our Consolidated Balance Sheets as assets or liabilities, depending on our rights or obligations under the applicable derivative contract. For our derivatives designated as fair value hedges, if any, the changes in the fair value of both the derivative instrument and the hedged item are recorded in earnings. For our derivatives designated as cash flow hedges, the effective portions of changes in fair value of the derivative are reported in other comprehensive income and are subsequently reclassified into earnings when the hedged item affects earnings. Changes in fair value of derivative instruments not designated as hedging instruments, and ineffective portions of hedges, are recognized in earnings in the current period.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We manage interest rate exposure by utilizing interest rate swaps to achieve a desired mix of fixed and variable rate debt. As of December 31, 2014, we have two interest rate swaps outstanding that effectively convert $200.0 million of the term loan from a variable to a fixed interest rate (see Note 12 - Derivative Financial Instruments). We pay a fixed interest rate on the notional amount and in exchange receive a variable interest rate based on the one-month LIBOR rate.

We have entered into foreign currency contracts to manage exposure to changes in foreign currencies associated with receivables, payables and intercompany transactions. These foreign currency contracts did not qualify for hedge accounting treatment. As a result, the changes in fair values of the foreign currency contracts were recorded in selling, general and administrative expense in our Consolidated Statements of Operations.

We do not enter into derivative instruments for speculative or trading purposes. We require that the hedges or derivative financial instruments be effective in managing the interest rate risk or foreign currency risk exposure that they are designated to hedge. Hedges that qualify for hedge accounting are formally designated as such at the inception of the contract. When the terms of an underlying transaction are modified, or when the underlying hedged item ceases to exist, resulting in some ineffectiveness, the change in the fair value of the derivative instrument will be included in earnings. Additionally, any derivative instrument used for risk management that becomes ineffective is marked-to-market each period. We believe that our credit risk has been mitigated by entering into these agreements with major financial institutions. Net interest differentials to be paid or received under our interest rate swaps are included in interest expense as incurred or earned.

Concentration of Credit Risk

Our cash and cash equivalents and foreign exchange contracts are potentially subject to concentration of credit risk. We maintain cash and cash equivalent balances with financial institutions that are in excess of Federal Deposit Insurance Corporation insurance limits or that are deposited in foreign institutions.

Additionally, we employ forward foreign exchange contracts to hedge our exposure to foreign currency fluctuations. At the maturity of these forward contracts, the counterparties are obligated to pay settlement values.

Cash and Cash Equivalents

We consider cash and highly liquid investments, such as money market funds, with an original maturity of three months or less to be cash and cash equivalents. Cash and cash equivalents are stated at cost, which approximates or equals fair value due to their short-term nature.

Allowance for Doubtful Accounts

Our accounts receivable are reflected in our Consolidated Balance Sheets net of an allowance for doubtful accounts. We provide for estimated bad debts based on our assessment of our ability to realize receivables, considering historical collection experience, the general economic environment and specific customer information. When we determine that a receivable may not be collectible, bad debt is recognized. Bad debt expense is recorded in selling, general and administrative expense in our Consolidated Statements of Operations. We recorded bad debt expense of $0.8 million and $0.6 million for the years ended December 31, 2014 and 2013, respectively.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Property and Equipment, Net

Property and equipment is recorded at cost, net of accumulated depreciation. We depreciate property and equipment over their estimated useful lives using the straight-line method. The estimated useful lives by asset category are:

Asset Category	Estimated Useful Life
Leasehold improvements	Shorter of asset’s useful life or non-cancellable lease term
Capitalized software	3 - 10 years
Furniture, fixtures and equipment	3 - 7 years

We capitalize the costs of software developed for internal use when the preliminary project stage of the application has been completed and it is probable that the project will be completed and used to perform the function intended. Depreciation commences when the software is placed into service.

We evaluate the recoverability of the carrying value of our long-lived assets, including property and equipment and finite-lived intangible assets, when circumstances indicate that the carrying value of those assets may not be fully recoverable. This analysis is performed by comparing the carrying values of the assets to the expected undiscounted future cash flows to be generated from these assets, including estimated sales proceeds when appropriate. If this analysis indicates that the carrying value of an asset is not recoverable, the carrying value is reduced to fair value through an impairment charge in our Consolidated Statements of Operations.

Annually, we write off the cost and accumulated depreciation of any assets that are no longer in service.

Goodwill, Trademarks and Other Intangible Assets

Goodwill represents the excess of the purchase price over the estimated fair value of the underlying assets acquired and liabilities assumed in the acquisition of a business. We assign goodwill to reporting units that are expected to benefit from the business combination as of the acquisition date. Goodwill is not subject to amortization.

Our indefinite-lived intangible assets include our trademarks and trade names, which are not subject to amortization. Our finite-lived intangible assets primarily include our customer and vendor relationships and are amortized over their estimated useful lives, generally 4 to 8 years, using the straight-line method. Our intangible assets relate to the acquisition of entities accounted for using the purchase method of accounting and are estimated by management based on the fair value of assets acquired.

We assess the carrying value of goodwill and other indefinite-lived intangible assets for impairment annually or more frequently whenever events occur and circumstances change indicating potential impairment. We perform our annual impairment testing of goodwill and other indefinite-lived intangible assets as of December 31.

We assess goodwill for possible impairment using a two-step process. The first step identifies if there is potential goodwill impairment. If the step one analysis indicates that impairment may exist, a step two analysis is performed to measure the amount of the goodwill impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value. If impairment exists, the carrying value of the goodwill is reduced to fair value through an impairment charge in our Consolidated Statements of Operations.

For purposes of goodwill impairment testing, we estimate the fair value of our reporting units to which goodwill is allocated using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of the testing date. The market approach is a valuation method in which fair value is estimated based on observed prices in actual transactions and on asking prices for similar assets. Under the market approach, the valuation process is essentially that of comparison and correlation between the subject asset and other similar assets. The income approach is a method in which fair value is estimated based on the cash flows that an asset could be expected to generate over its useful life, including residual value cash flows. These cash flows are then discounted to their present value equivalents using a rate of return that accounts for the relative risk of not realizing the estimated annual cash flows and for the time value of money. Variations of the income approach are used to estimate certain of the intangible asset fair values.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We assess our trademarks and trade names for impairment by comparing their carrying values to their estimated fair values. Impairment exists when the estimated fair value of the trademark or trade name is less than its carrying value. If impairment exists, then the carrying value is reduced to fair value through an impairment charge in our Consolidated Statements of Operations. We use an income based valuation approach to estimate fair values of the relevant trademarks and trade names.

Restricted Cash

In order to collateralize letters of credit and similar instruments, as well as for other general business purposes, we have funds deposited as restricted cash.

Tax Sharing Liability

We have a liability included in our Consolidated Balance Sheets that relates to a tax sharing agreement between Orbitz and the Founding Airlines. The agreement governs the allocation of tax benefits resulting from a taxable exchange that took place in connection with the Orbitz initial public offering in December 2003 (the “Orbitz IPO”). As a result of this taxable exchange, the Founding Airlines incurred a taxable gain. The taxable exchange caused Orbitz to have additional future tax deductions for depreciation and amortization due to the increased tax basis of its assets. The additional tax deductions for depreciation and amortization may reduce the amount of taxes we are required to pay in future years. For each tax period during the term of the tax sharing agreement, we are obligated to pay the Founding Airlines a significant percentage of the amount of the tax benefit realized as a result of the taxable exchange. The tax sharing agreement commenced upon consummation of the Orbitz IPO and continues until all tax benefits have been utilized.

We use discounted cash flows in calculating and recognizing the tax sharing liability. We review the calculation of the tax sharing liability on a quarterly basis and make revisions to our estimated timing of payments when appropriate. We also assess whether there are any significant changes, such as changes in the amount of payments and tax rates that could materially affect the present value of the tax sharing liability. Although the expected gross remaining payments that may be due under this agreement were $96.2 million as of December 31, 2014, the timing and amount of payments may change. Any changes in timing of payments are recognized prospectively as accretions to the tax sharing liability in our Consolidated Balance Sheets and non-cash interest expense in our Consolidated Statements of Operations. Any changes in the estimated amount of payments, including changes to tax rates, are recognized in Selling, general and administrative expense in our Consolidated Statements of Operations.

Equity-Based Compensation

We measure equity-based compensation cost at fair value and recognize the corresponding compensation expense over the service period during which awards are expected to vest. Performance-based compensation is amortized on a graded basis over the requisite service period of each vesting tranche. We include equity-based compensation in Selling, general and administrative expense in our Consolidated Statements of Operations. The fair value of restricted stock and restricted stock units is determined based on the average of the high and low price of our common stock on the date of grant. The fair value of stock options is determined on the date of grant using the Black-Scholes valuation model. The fair value of the restricted stock subject to market-based conditions is determined on the date of grant using a Monte Carlo simulation for sampling random outcomes. The amount of equity-based compensation expense recorded each period is net of estimated forfeitures based on historical forfeiture rates.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Hotel Occupancy Taxes

Some states and localities impose a tax on the use or occupancy of hotel accommodations (“hotel occupancy tax”). Generally, hotels collect hotel occupancy tax based on the amount of money they receive for renting their hotel rooms and remit the tax to the appropriate taxing authorities. Using the travel services our websites offer, customers are able to make hotel room reservations. While applicable tax laws vary among different taxing jurisdictions, we generally believe that these laws do not require us to collect and remit hotel occupancy tax on the compensation that we receive for our travel services. Some tax authorities have initiated lawsuits or administrative proceedings asserting that we are required to collect and remit hotel occupancy tax on the amount of money we receive from customers for facilitating their reservations and are more frequently addressing the taxability of fees by online travel companies through new legislation. The ultimate resolution of these lawsuits and proceedings in all jurisdictions cannot be determined at this time. We establish an accrual for legal proceedings (tax or otherwise) when we determine that a loss is both probable and can be reasonably estimated. See Note 9 - Commitments and Contingencies.

Recently Issued Accounting Pronouncements

In May 2014, the FASB issued a new financial accounting standard on revenue from contracts with customers, ASU No. 2014-09, “Revenue from Contracts with Customers”. The standard outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. The accounting standard is effective for annual reporting periods (including interim reporting periods within those periods) beginning after December 15, 2016. Early adoption is not permitted. The Company is currently assessing the impact of this ASU on its consolidated financial statements.

In August 2014, the FASB issued ASU No. 2014-15, “Presentation of Financial Statements - Going Concern”. ASU 2014-15 provides guidance about management’s responsibility to evaluate whether there is substantial doubt about an entity’s ability to continue as a going concern and sets rules for how this information should be disclosed in the financial statements. ASU 2014-15 is effective for annual periods ending after December 15, 2016 and interim periods thereafter. Early adoption is permitted. The Company does not expect the adoption of ASU 2014-15 to have an impact on its consolidated financial condition and results of operations.

3.	Acquisitions

On February 19, 2014, the Company entered into an asset sale and purchase agreement with Travelocity.com LP (“Travelocity”) for certain assets and contracts of the Travelocity Partner Network (“TPN”), which provides private label travel technology solutions for bank loyalty programs and online commerce sites. On February 28, 2014, the Company closed the transaction for cash consideration of $10.0 million with the potential for additional consideration of up to $10.0 million payable if post-acquisition revenue targets for 2014 and 2015 are achieved in excess of agreed amounts (“Earn-Out”). The companies also entered into a transition services agreement, under which Travelocity will provide the Company various services and support, which expires no later than 24 months from the contract date. The Company may, at its sole discretion, terminate one or more of the services under the agreement with 15 days’ notice to Travelocity at which time the parties will have no further obligation with respect to such terminated services. It has been determined that the transition services agreement is unfavorable as compared with market conditions as of the purchase date and a net unfavorable contract liability of approximately $0.8 million has been established, of which $0.5 million remains at December 31, 2014. Transaction costs were incurred in connection with this acquisition of approximately $0.8 million and $0.4 million for the years ended December 31, 2014 and 2013, respectively, and are included in Selling, general and administrative expenses in our Consolidated Statements of Operations for those periods.

The acquisition was accounted for pursuant to ASC 805, Business Combinations, which requires the acquired assets and liabilities to be recorded at fair value as of the acquisition date. The Company generally used the income approach to estimate fair values. Cash flows utilized in the valuation were discounted to their present value using a rate of return that includes the relative risk of cash flows and the time value of money.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The fair value of the estimated Earn-Out was calculated based on various levels of revenue thresholds for each year and by assigning an expected probability of reaching each level and the corresponding payment. The Company does not expect that any Earn-Out will be payable.

The following table summarizes the purchase price and the allocation of the purchase price:

Amount
(in thousands)
Purchase Price
Consideration
Cash paid	$10,000

Allocation of Purchase Price
Property and equipment (software)	$3,510
Finite-lived intangible assets - Customer relationships	1,560
Unfavorable contracts	(780)
Goodwill	5,710

Fair value of net assets acquired	$10,000

The amounts of TPN’s revenue and pre-tax loss included in the Consolidated Statements of Operations for the year ended December 31, 2014 were $51.9 million and $7.8 million, respectively. The revenue and earnings of the combined entity had the acquisition date been January 1, 2014 and January 1, 2013 are not available as the related business was not reported separately from that of Travelocity.

Our acquired finite-lived customer relationship assets will be amortized over their estimated useful lives of 5 years, using a straight-line basis. The property and equipment will be amortized over their estimated useful lives of 1.5 years.

4.	Property and Equipment, Net

Property and equipment, net, consisted of the following:

	December 31, 2014	December 31, 2013
	(in thousands)
Capitalized software	$321,460	$336,376
Furniture, fixtures and equipment	59,344	83,800
Leasehold improvements	13,882	14,047
Construction in progress	19,177	16,642

Gross property and equipment	413,863	450,865
Less: accumulated depreciation	(302,031)	(334,720)

Property and equipment, net	$111,832	$116,145

We recorded depreciation expense related to property and equipment in the amount of $57.2 million, $54.4 million and $55.3 million for the years ended December 31, 2014, 2013 and 2012, respectively.

There were no assets subject to capital leases at December 31, 2014 or 2013.

In 2014, we evaluated property and equipment that has become fully depreciated (see Note 2 - Summary of Significant Accounting Policies) and wrote-off $85.1 million of fully depreciated assets that were no longer in service.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As a result of our decision during the first quarter of 2013 to exit the Away Network business, we recorded a $2.6 million non-cash charge to impair property and equipment associated with that business. This charge was included in Impairment of property and equipment and other assets in our Consolidated Statement of Operations.

5.	Goodwill and Intangible Assets

The changes in the carrying amount of goodwill during the years ended December 31, 2014 and 2013 were as follows:

Amount
(in thousands)
Balance at January 1, 2013, net of accumulated impairment of $832,626	$345,388

Balance at December 31, 2013, net of accumulated impairment of $832,626	345,388
Acquisition	5,710

Balance at December 31, 2014, net of accumulated impairment of $832,626	$351,098

Trademarks and trade names, which are not subject to amortization, totaled $89.9 million and $90.4 million as of December 31, 2014 and 2013, respectively.

Impairment of Goodwill and Trademarks and Trade Names

We estimate the fair value of our reporting units to which goodwill is allocated using generally accepted valuation methodologies, including market and income based approaches, and relevant data available through and as of December 31. We use the income based approach to estimate the fair value of our reporting units that have goodwill balances and use the market approach to corroborate these estimates. We considered the market approach from a reasonableness standpoint by comparing the multiples of guideline companies with the implied multiples from the income based approach, and we also consider our market capitalization to assess reasonableness of the income based approach valuations. The key assumptions we use in determining the estimated fair value of our reporting units are the terminal growth rates, forecasted cash flows and the discount rates.

At December 31 we used an income based valuation approach to separately estimate the fair values of all of our trademarks and trade names and compared those estimates to the respective carrying values. The key assumptions we use in determining the estimated fair value of our trademarks and trade names are the terminal growth rates, forecasted revenues, assumed royalty rates and discount rates. Significant judgment is required to select these inputs based on observed market data.

There were no impairment charges in 2014 and 2013.

In connection with our annual impairment test as of December 31, 2012, and as a result of lower than expected performance and future cash flows for the Americas reporting unit, we recorded a non-cash impairment charge of $319.5 million during the year ended December 31, 2012, of which $301.9 million was related to the goodwill of the Americas reporting unit and $17.6 million was related to the trademarks and trade names associated with Orbitz and CheapTickets. These charges were included in Impairment of goodwill and intangible assets in our Consolidated Statements of Operations.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Finite-Lived Intangibles

The changes in the carrying amounts of finite-lived intangible assets during the years ended December 31, 2014 and 2013 were as follows:

Amount
(in thousands)
Balance at January 1, 2013	$830
Amortization expense	(741)

Balance at December 31, 2013	89
Intangible assets acquired (a)	1,560
Amortization expense	(349)

Balance at December 31, 2014	$1,300

(a)	Intangible assets acquired in 2014 relate to our purchase of certain TPN assets. See Note 3 - Acquisitions.

Finite-lived intangible assets consisted of the following:

	December 31, 2014			December 31, 2013
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
	(in thousands)			(in thousands)
Finite-Lived Intangible Assets:
Customer relationships	$1,560	$(260)	$1,300	$—	$—	$—
Vendor relationships	4,293	(4,293)	—	4,693	(4,604)	89

Total finite-lived intangible assets	$5,853	$(4,553)	$1,300	$4,693	$(4,604)	$89

For the years ended December 31, 2014, 2013 and 2012, we recorded amortization expense related to finite-lived intangible assets in the amount of $0.3 million, $0.7 million and $1.7 million, respectively. These amounts were included in depreciation and amortization expense in our Consolidated Statements of Operations.

The table below shows the estimated amortization expense related to our finite-lived intangible assets over their remaining useful lives:

Year	(in thousands)
2015	$312
2016	312
2017	312
2018	312
2019	52

Total	$1,300

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.	Accrued Expenses

Accrued expenses consisted of the following:

	December 31, 2014	December 31, 2013
	(in thousands)
Advertising and marketing	$45,475	$37,612
Employee costs	26,921	33,315
Tax sharing liability (see Note 8)	17,093	18,673
Customer service costs	13,564	7,020
Contract exit costs (a)	11,629	11,371
Customer incentive costs	11,545	6,974
Professional fees	7,723	10,294
Airline rebates	6,644	3,323
Customer refunds	5,767	5,669
Technology costs	4,727	7,142
Other	7,666	4,385

Total accrued expenses	$158,754	$145,778

(a)	In connection with the early termination of an agreement with Trilegiant Corporation (now Affinion Group) in 2007, we accrued termination payments for the period from January 1, 2008 to December 31, 2016. At December 31, 2014 and 2013, the liability’s carrying value of $11.7 million was included in our Consolidated Balance Sheets, $11.6 million of which was included in Accrued expenses and $0.1 million of which was included in Other non-current liabilities at December 31, 2014, and $11.4 million of which was included in Accrued expenses and $0.3 million of which was included in Other non-current liabilities at December 31, 2013.

7.	Term Loan and Revolving Credit Facility

On April 15, 2014, we entered into an amendment (the “Second Amendment”) to the $515.0 million senior secured credit agreement entered into on March 25, 2013, as refinanced and amended on May 24, 2013 (the “Credit Agreement”), composed of a 7-year, $450.0 million term loan maturing April 15, 2021 (the “Term Loan”) and a 5-year $80.0 million revolving credit facility maturing April 15, 2019 (the “Revolver”). The proceeds of the Term Loan were used to repay approximately $439.9 million of term loans outstanding under the Credit Agreement, pay certain fees and expenses incurred with the Second Amendment and for general corporate purposes. The term loans under the Credit Agreement, which were repaid, had original principal amounts of $100.0 million maturing September 25, 2017 and $350.0 million maturing March 25, 2019. Interest rates on these tranches were the Eurocurrency Rate plus 3.50% per annum, or the Base Rate plus 2.50% per annum and the Eurocurrency Rate plus 4.75% per annum or the Base Rate plus 3.75% per annum, respectively.

Following the Second Amendment, the $530.0 million senior secured credit facility (the “Amended Credit Agreement”) consists of the Term Loan and the Revolver. Among other things, the Second Amendment reduced the financial maintenance covenants, increased certain baskets and added certain exceptions under certain negative covenants in the Credit Agreement.

Term Loan

The Term Loan bears interest at a variable rate, at our option, of the Eurocurrency Rate plus a margin of 3.50% per annum, or the Base Rate plus 2.50% per annum. The Eurocurrency Rate is equal to the LIBOR rate as determined by the British Bankers Association (adjusted for any applicable statutory reserves as defined in the Amended Credit Agreement) and with respect to the Term Loan shall not be less than 1.00% per annum. The Base Rate for any day is equal to the greater of (a) the Fed Funds Rate in effect plus 0.5%, (b) the Credit Suisse AG prime rate and (c) the one-month Eurocurrency Rate plus 1.00%.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The principal amount of the Term Loan is payable in quarterly installments of $1.125 million beginning September 30, 2014, with the final installment of the remaining outstanding balance due at the applicable maturity date with respect to such Term Loan. In addition, we are required, subject to certain exceptions, to make payments on the Term Loan (a) annually in the first quarter of each fiscal year in an amount of 50% (which percentage will be reduced to 25% and 0% subject to achieving certain first lien leverage ratios) of the prior year’s excess cash flow, as defined in the Amended Credit Agreement, (b) in an amount of 100% of net cash proceeds from asset sales subject to certain reinvestment rights, and (c) in an amount of 100% of net cash proceeds of any issuance of debt other than debt permitted to be incurred under the Amended Credit Agreement.

Based on our excess cash flow for the year ended December 31, 2014, we are required to make a $25.9 million prepayment in the first quarter of 2015. Prepayments from excess cash flow are applied, in order of maturity, to the scheduled quarterly Term Loan payments. As a result, we will not be required to make any scheduled principal payments on the Term Loan until 2020.

The changes in term loans during the years ended December 31, 2014 and 2013 were as follows:

Amount
(in thousands)
Balance at January 1, 2013 (current and non-current)	$440,030
Payment from excess cash flow under the 2007 Credit Agreement	(24,708)
Repayment of the 2007 Credit Agreement	(415,322)

Balance per 2007 Credit Agreement	$—

Proceeds from issuance of the March 23, 2013 term loan	450,000
Repayment of the March 23, 2013 term loan	(450,000)
Proceeds from the May 24, 2013 Credit Agreement	450,000
Scheduled principal payments of the term loan under the Credit Agreement	(6,750)

Balance at December 31, 2013 (current and non-current)	$443,250
Scheduled principal payments of the term loan under the Credit Agreement	(3,375)
Repayment of term loan under the Credit Agreement	(439,875)

Balance per Credit Agreement	$—

Proceeds from issuance of Term Loan pursuant to the Second Amendment	$450,000
Scheduled principal payments of Term Loan	(2,250)

Balance at December 31, 2014 (current and non-current)	$447,750

At December 31, 2014, $200.0 million of the Term Loan had a fixed interest rate as a result of interest rate swaps and $247.8 million had a variable rate based on LIBOR, resulting in a blended interest rate of 4.94%, excluding the impact of the amortization of debt issuance costs (see Note 12 - Derivative Financial Instruments).

The table below shows the aggregate maturities of the Term Loans over the remaining term of the Amended Credit Agreement, excluding any mandatory prepayments that could be required under the Term Loan beyond the first quarter of 2015. The potential amount of prepayment from excess cash flow that will be required beyond the first quarter of 2015 is not reasonably estimable as of December 31, 2014.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Year	(in thousands)
2015	25,871
2016	—
2017	—
2018	—
2019	—
Thereafter	421,879

Total	$447,750

Revolver

The Revolver provides for borrowings and letters of credit up to $80.0 million, through which we are allowed to issue up to $55.0 million in letters of credit. The Revolver bears interest at a variable rate, at our option, of the Eurocurrency Rate plus a margin of 3.00% per annum or the Base Rate plus a margin of 2.00% per annum. We pay a letter of credit fee in the amount of the Eurocurrency Rate on all outstanding letters of credit and we incur a facility fee of 0.50% per annum on all loans, letters of credit and any unused amounts on the Revolver. At December 31, 2014 there were no outstanding borrowings or letters of credit issued under the Revolver.

Amended Credit Agreement Terms

The Term Loan and Revolver are both secured by substantially all of our domestic subsidiaries’ tangible and intangible assets, including a pledge of 100% of the outstanding capital stock or other equity interests of substantially all of our direct and indirect domestic subsidiaries and 65% of the capital stock or other equity interests of certain of our foreign subsidiaries, subject to certain exceptions. The Term Loan and Revolver are also guaranteed by substantially all of our domestic subsidiaries.

The Amended Credit Agreement contains various customary restrictive covenants that limit our ability to, among other things: incur additional indebtedness or enter into guarantees; enter into sale/leaseback transactions; make investments, loans or acquisitions; grant or incur liens on our assets; sell our assets; engage in mergers, consolidations, liquidations or dissolutions; engage in transactions with affiliates; and make restricted payments.

The Amended Credit Agreement requires us not to exceed a maximum first lien leverage ratio, as defined in the Amended Credit Agreement, of 5.00 to 1. As of December 31, 2014, we were in compliance with the financial covenants of the Amended Credit Agreement.

We incurred an aggregate of $6.7 million of debt issuance costs to obtain the Amended Credit Agreement in April 2014 and due to the nature and terms of the Second Amendment, the entire amount was capitalized and is included in Other non-current assets in the Consolidated Balance Sheet. The capitalized debt issuance costs will be amortized to interest expense over the contractual terms of the Term Loan and Revolver. Due to the extinguishment of the term loan of the Credit Agreement, unamortized debt issuance costs of $2.2 million related to the Credit Agreement were expensed during the year ended December 31, 2014, and included in Other expense in the Consolidated Statements of Operations.

2007 Credit Agreement

On March 25, 2013, we used proceeds from the issuance of term loans and existing cash on hand to pay in full the amount outstanding relating to the $685.0 million senior secured credit agreement entered into on July 25, 2007 (the “2007 Credit Agreement”), which included a term loan facility and a revolving credit facility. Upon repayment, the 2007 Credit Agreement was terminated and there are no borrowings or letters of credit outstanding.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.	Tax Sharing Liability

We have a liability included in our Consolidated Balance Sheets that relates to a tax sharing agreement between Orbitz and the Founding Airlines. The agreement governs the allocation of tax benefits resulting from a taxable exchange that took place in connection with the Orbitz IPO in December 2003. As a result of this taxable exchange, the Founding Airlines incurred a taxable gain. The taxable exchange caused Orbitz to have additional future tax deductions for depreciation and amortization due to the increased tax basis of its assets. The additional tax deductions for depreciation and amortization may reduce the amount of taxes we are required to pay in future years. For each tax period while the tax sharing agreement is in effect, we are obligated to pay the Founding Airlines a significant percentage of the amount of the tax benefit realized as a result of the taxable exchange. The tax sharing agreement commenced upon consummation of the Orbitz IPO and continues until all tax benefits have been utilized.

As of December 31, 2014, the estimated remaining payments that may be due under this agreement were approximately $96.2 million. We estimated that the net present value of our obligation to pay tax benefits to the Founding Airlines was $78.4 million and $80.2 million at December 31, 2014 and 2013, respectively. This estimate was based upon certain assumptions, including our future taxable income, the tax rate, the timing of tax payments, current and projected market conditions, and the applicable discount rate, all of which we believe are reasonable. These assumptions are inherently uncertain, however, and actual amounts may differ from these estimates.

The changes in the tax sharing liability for the years ended December 31, 2014 and 2013 were as follows:

Amount
(in thousands)
Balance at January 1, 2013 (current and non-current)	$86,138
Accretion of interest expense	10,818
Cash payments	(16,765)

Balance at December 31, 2013 (current and non-current)	80,191
Accretion of interest expense and tax rate changes (a)	12,566
Cash payments	(14,375)

Balance at December 31, 2014 (current and non-current)	$78,382

(a)	We accreted interest expense related to the tax sharing liability of $10.1 million and $10.8 million for the years ended December 31, 2014 and 2013, respectively. Due to a tax rate change in one of our tax jurisdictions, the net present value of the amount we expect to pay to the Founding Airlines increased by approximately $2.5 million during the year ended December 31, 2014, and the related charge is recorded in Selling, general and administrative expenses in the Consolidated Statement of Operations.

Based upon the estimated timing of future payments we expect to make, the current portion of the tax sharing liability of $17.1 million and $18.7 million was included in Accrued expenses in our Consolidated Balance Sheets at December 31, 2014 and 2013, respectively. The long-term portion of the tax sharing liability of $61.3 million and $61.5 million was reflected as the tax sharing liability in our Consolidated Balance Sheets at December 31, 2014 and 2013, respectively. Our estimated payments under the tax sharing agreement are as follows:

Year	(in thousands)
2015	$18,224
2016	27,355
2017	39,873
2018	10,719

Total	$96,171

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9.	Commitments and Contingencies

The following table summarizes the timing of our commitments as of December 31, 2014:

	2015	2016	2017	2018	2019	Thereafter	Total
	(in thousands)
Operating leases (a)	5,787	5,071	4,958	4,804	4,033	9,395	34,048
GDS contracts (b)	15,000	16,120	12,370	16,120	1,120	—	60,730
Other service and licensing contracts	7,141	5,134	—	—	—	—	12,275

Total	$27,928	$26,325	$17,328	$20,924	$5,153	$9,395	$107,053

(a)	These operating leases are primarily for facilities and equipment and represent non-cancellable leases. Certain leases contain periodic rent escalation adjustments and renewal options. Our operating leases expire at various dates, with the latest maturing in 2023. For the years ended December 31, 2014, 2013 and 2012, we recorded rent expense in the amount of $7.3 million, $6.8 million and $6.2 million, respectively. As a result of a subleasing arrangement that we have entered into, we are expecting approximately $1.0 million in sublease income through 2017.

(b)	In February 2014, the Company announced that it has entered into an agreement with Travelport for the provision of GDS services (“New Travelport GDS Service Agreement”). Beginning January 1, 2015, the Company will no longer be subject to exclusivity obligations. Under the New Travelport GDS Service Agreement beginning in 2015, we are obligated to provide certain levels of volume over the contract period and may be subject to pay shortfall payments in certain cases if we fail to meet volume commitments. The agreement terminates on December 31, 2018.

In February 2014, the Company entered into an agreement with Amadeus IT Group, S.A. to provide GDS services. This contract requires the Company to meet certain minimum annual booking requirements beginning in 2016 through the end of the contract at December 31, 2019.

In addition to the commitments shown above, we are required to make principal payments on the Term Loan (see Note 7 - Term Loan and Revolving Credit Facility). We also expect to make approximately $96.2 million of payments in connection with the tax sharing agreement with the Founding Airlines (see Note 8 - Tax Sharing Liability). Also excluded from the above table are $3.3 million of liabilities for uncertain tax positions for which the period of settlement is not currently determinable.

Company Litigation

We are involved in various claims, legal proceedings and governmental inquiries related to contract disputes, business practices, intellectual property and other commercial, employment and tax matters. We believe that we have meritorious defenses, and we are vigorously defending against these claims, proceedings and inquiries. As of December 31, 2014, and December 31, 2013, we had accruals of $4.3 million and $5.5 million related to various legal proceedings, respectively. Litigation is inherently unpredictable and, although we believe we have valid defenses in these matters, unfavorable resolutions could occur. Below, we have provided relevant information on these matters.

We are party to various cases brought by municipalities and other state and local governmental entities in the U.S. concerning hotel occupancy or related taxes and our merchant model for hotel and car rental reservations. Most of the cases were brought simultaneously against other OTCs, including Expedia, Travelocity and Priceline. Certain of these cases are class actions, some of which have been confirmed on a state-wide basis and some which are purported. The cases allege, among other things, that we violated the jurisdictions’ hotel occupancy tax ordinances, as well as related sales and use taxes. While not identical in their allegations, the cases generally assert similar claims, including violations of local or state occupancy tax ordinances, failure to pay sales or use tax, and in some cases, violations of consumer protection ordinances, conversion, unjust

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

enrichment, imposition of a constructive trust, demand for a legal or equitable accounting, injunctive relief, declaratory judgment, and civil conspiracy. The plaintiffs seek relief in a variety of forms, including: declaratory judgment, full accounting of monies owed, imposition of a constructive trust, compensatory and punitive damages, disgorgement, restitution, interest, penalties and costs, attorneys’ fees, and where a class action has been claimed, an order certifying the action as a class action. An adverse ruling in one or more of these cases could require us to pay tax retroactively and prospectively and possibly pay interest, penalties and fines. The proliferation of additional cases could result in substantial additional defense costs.

We have also been contacted by several municipalities or other taxing bodies concerning our possible obligations with respect to state or local hotel occupancy or related taxes. We received tax assessments which range from $0.02 million to approximately $58.8 million, and collectively exceed approximately $116.0 million. The following taxing bodies have issued notices to the Company: 43 cities in California; the following cities in Colorado: Broomfield, Colorado Springs, Durango, Frisco, Glendale, Glenwood Springs, Golden, Grand Junction, Greeley, Greenwood Village, Lafayette, Lakewood, Littleton, Loveland, Silverthorne and Steamboat Springs; Arlington, Texas; Brunswick and Stanly, North Carolina; the following counties in Utah: Davis, Summit, Salt Lake and Weber; the Arizona Department of Revenue; the New Mexico Department of Revenue; the Ohio Department of Taxation; Paradise Valley, Arizona; St. Louis, Missouri; various Alabama Municipalities; the Louisiana Department of Revenue; the Maine Department of Revenue; and the Vermont Department of Taxation. These taxing authorities have not issued assessments, but have requested information to conduct an audit and/or have requested that the Company register to pay local hotel occupancy taxes.

The following taxing authorities have issued assessments which are not final and are subject to further review by such taxing authorities: the Colorado Department of Revenue; the City of Aurora, Colorado; the Maryland Comptroller; the Texas Comptroller; the City of Portland, Oregon, and Multnomah County, Oregon; and Lake County, Indiana. These assessments range from $0.02 million to approximately $5.8 million, and total approximately $9.67 million.

In addition, the Hawaii Department of Taxation has issued final assessments for merchant model hotel reservations in the amount of $16.9 million for the taxable year 2012, and for merchant model hotel reservations and rental car transactions in the amount of $14.6 million for the taxable year 2013. Additionally, on December 9, 2013, the Hawaii Department of Taxation issued final assessments for rental car transactions in the amount of $3.4 million against each of three Orbitz entities for the period of January 1, 2002, through December 31, 2012. Based on Hawaii’s past merchant model hotel assessments, Orbitz believes that Hawaii’s rental car assessments represent an aggregate of $3.4 million total against the Orbitz entities for the time period. None of the final assessments issued for the taxable years 2012 and 2013 were based on historical transaction data, and each are still subject to review by the Hawaii Tax Appeal Court. These 2012 and 2013 assessments are in addition to the $58.8 million final assessment for merchant model hotel reservations previously issued by the Hawaii Department of Taxation for 2011 and prior years, more than $30.0 million of which was rejected by the Hawaii Tax Appeal Court.

Assessments or declaratory rulings that are administratively final and subject to judicial review have been issued by the cities of San Francisco, Los Angeles, and San Diego, California; the city of Denver, Colorado; the counties of Miami-Dade, Broward and Osceola, Florida; and the Indiana Department of Revenue. These assessments and declaratory rulings range from $0.2 million to approximately $3.2 million, and total approximately $10.8 million. Trial courts rejected the assessments in San Francisco, Los Angeles and San Diego, California and Broward County, Florida. The Colorado Court of Appeals reversed the assessments against the OTCs in the City of Denver case. Collectively, the amounts of the assessments and declaratory rulings not rejected or reversed (the counties of Osceola and Miami-Dade and the Indiana Department of Revenue) amount to approximately $2.0 million.

The OTCs, including Orbitz, have prevailed in the large majority of hotel tax cases that have been decided to date, having obtained favorable judgments in more than two dozen cases. However, there have been certain adverse lower court decisions against Orbitz and the other OTCs that, if affirmed, could result in significant liability to the Company.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

First, in July 2011, related to the City of San Antonio hotel occupancy tax case, the United States District Court for the Western District of Texas issued its findings of fact and conclusions of law in which it held the defendant OTCs, including Orbitz, liable for hotel occupancy taxes on markup, fees and breakage revenue, and also imposed penalties and interest. On April 4, 2013, the court entered judgment against Orbitz in the amount of approximately $4.3 million and post-judgment motions are still pending. The OTCs, including Orbitz, intend to appeal once the pending motions are ruled upon by the court. Because we do not believe a loss is probable given the numerous issues that exist on appeal, we have not accrued any liability related to this case.

Second, in September 2012, the Superior Court of the District of Columbia granted the District’s motion for partial summary judgment and denied the OTCs’ motion for summary judgment, finding the companies liable for sales tax on hotel reservations dating back to the inception of the merchant model. Although the court acknowledged that the District had amended its law in 2011, and that the sales tax law was ambiguous prior to that time, the court nonetheless found the OTCs liable for merchant model hotel reservations before that date. Because we believe that the court’s finding of liability was the result of a misapplication of the law, we do not believe a loss is probable relating to the pre-amendment case and have appealed. Accordingly, we have not accrued any liability relating to the District of Columbia case for the period prior to July 2011. On March 25, 2014, Orbitz paid a judgment of $3.8 million, which represents the sales tax attributable to Orbitz.com’s hotel reservations through December 31, 2011. This amount is subject to a refund if Orbitz prevails in its appeal. The District of Columbia Court of Appeals heard oral argument on September 30, 2014. Although the Company expects to prevail on the issue of whether it is liable for sales tax before July 2011, it is possible that we will not prevail, and if that occurs, the amount of the judgment that we have not expensed is approximately $3.7 million. Additionally, the District of Columbia has cross-appealed the Superior Court’s denial of the District’s argument that amounts charged to consumers as a tax recovery charge should have been included in the Superior Court’s damage calculation. Although we do not believe that Orbitz is likely to be liable for tax on the tax recovery charge, it is possible that the Court of Appeals could determine that it is, and if that occurs, Orbitz’s additional liability could exceed $0.95 million.

Third, in January 2013, the Tax Court of Appeals in Hawaii ruled that the OTCs are subject to Hawaii’s general excise tax. The court also determined that the “splitting provision” contained in the Hawaii general excise tax statute, which limits application of the tax to only the amounts that travel agents receive for their services, does not apply to the transactions at issue. On March 19, 2013, the court issued an order in which it also imposed “failure to file” and “failure to pay” penalties on the OTCs. On August 15, 2013, the Hawaii Tax Appeal court ruled that the OTCs were required to pay interest on penalties, and entered final judgment disposing of all issues and claims of all parties. On September 11, 2013, the OTCs filed their notice of appeal. Under Hawaii law, in order to appeal, Orbitz was required to pay the total amount of the final judgment to Hawaii prior to appealing the court’s order. Accordingly, Orbitz made payments to Hawaii of $16.9 million in April 2013, and approximately $9.2 million to Hawaii in September 2013. These amounts reflected a determination of Orbitz’s liability for general excise tax (both on the amounts that it receives for its services and the amounts that the hotels receive for the rental of their rooms), interest, penalties and interest on penalties through the tax year 2011. Although Orbitz disagrees with the court’s rulings on general excise tax and has appealed them, we have recorded an expense of $4.2 million in light of the decision. The $4.2 million represents the amount Orbitz estimates it would owe if the court had correctly applied the general excise tax splitting provision on merchant reservations through December 31, 2012 and a 25% failure to file penalty imposed on that figure. Orbitz has not reserved for the remainder of the ruling because it believes that the general excise tax splitting provision plainly applies to the transactions in question, and that the award of “failure to pay” penalties is entirely unsupported by the record in the case, and that interest on penalties should not have been awarded. Although we believe that it is not probable that Orbitz ultimately will be liable for more than $4.2 million as a result of the court’s order, it is possible that Orbitz will not prevail, and if it does not, the amount of any final award of general excise tax, penalties and interest against Orbitz could exceed $26.0 million. It is also possible that the State of Hawaii could prevail in its cross-appeal on the issue of whether the transient accommodations tax applies to the OTCs’ merchant model hotel transactions. The OTCs’ appeal on the Tax Court of Appeals’ ruling on General Excise Tax, and Hawaii’s cross-appeal on the Tax Court of Appeals’ determination that the OTCs are not subject to Hawaii’s transient accommodations tax, are currently pending before the Hawaii Supreme Court. The Hawaii Supreme Court heard oral argument on both appeals on October 2, 2014.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In an unrelated matter, Trilegiant Corporation filed an action for breach of contract and declaratory judgment in the Supreme Court of New York against us, alleging that we are obligated to make a series of termination payments arising out of a promotion agreement that we terminated in 2007. In 2007, we accrued the present value of the termination payments and in 2010 we ceased making termination payments due to a dispute with Trilegiant. On October 2, 2013, the Court denied Orbitz’s motion for summary judgment on one of its affirmative defenses, and on December 24, 2013, the court rejected most of our remaining defenses. On August 22, 2014, the court denied Orbitz’s remaining affirmative defenses. As of December 31, 2014, we had an accrual totaling $13.5 million, which includes $1.8 million for potential interest. The parties have a dispute as to the rate of prejudgment interest. Trilegiant has asserted an applicable rate of 9%, and as of October 2014, was seeking approximately $3.1 million in interest. Although we believe we will prevail on this issue, it is possible that the Court will determine that the higher rate of interest applies, and if it does, we estimate that we would owe approximately $3.6 million in interest.

We cannot estimate our aggregate range of loss in the cases for which we have not recorded an accrual, except to the extent taxing authorities have issued assessments against us. Although we believe it is unlikely that an adverse outcome will result from these proceedings, an adverse outcome could be material to us with respect to our financial position, earnings or cash flows in any given reporting period.

Surety Bonds and Bank Guarantees

In the ordinary course of business, we obtain surety bonds and bank guarantees, to secure performance of certain of our obligations to third parties. At December 31, 2014 and 2013, there were $7.5 million and $6.7 million of surety bonds outstanding, respectively, of which $5.3 million and $6.2 million were secured by cash collateral or letters of credit, respectively. At December 31, 2014 and 2013, there were $25.3 million and $24.7 million of bank guarantees outstanding, respectively. All bank guarantees were secured by restricted cash at December 31, 2014 and 2013.

Financing Arrangements

We are required to issue letters of credit to support certain suppliers, commercial agreements, leases and non-U.S. regulatory and governmental agencies primarily to satisfy consumer protection requirements. We believe we have access to sufficient letter of credit availability to meet our short-term and long-term requirements through a combination of the restricted cash balance currently used to collateralize letters of credit or similar instruments, cash from our balance sheet which can be used to support letters of credit and similar instruments and our $80.0 million Revolver through which we are allowed to issue up to $55.0 million in letters of credit.

The following table shows the amount of letters of credit and similar instruments outstanding by facility, as well as the amounts of our restricted cash balances:

	December 31, 2014		December 31, 2013
	Letters of Credit and Other Credit Support	Restricted Cash	Letters of Credit and Other Credit Support	Restricted Cash
	(in thousands)
Multi-currency letter of credit facility	2,892	3,176	21,863	22,670
Uncommitted letter of credit facilities and surety bonds	98,406	94,634	91,033	96,091

Total	$101,298	$97,810	$112,896	$118,761

Total letter of credit fees were $0.3 million, $4.2 million, and $7.0 million for the years ended December 31, 2014, 2013, and 2012, respectively.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.	Income Taxes

Pre-tax income/(loss) for U.S. and non-U.S. operations consisted of the following:

	Years Ended December 31,
	2014	2013	2012
	(in thousands)
U.S.	$67,093	$26,105	$(277,375)
Non-U.S.	(22,532)	(26,025)	(21,190)

Income/(loss) before income taxes	$44,561	$80	$(298,565)

The provision/(benefit) for income taxes consisted of the following:

	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Current
U.S. federal and state	$272	$157	$(95)
Non-U.S.	1,775	1,262	2,399

Total current	2,047	1,419	2,304
Deferred
U.S. federal and state	22,910	(167,714)	253
Non-U.S.	2,324	1,290	616

Total deferred	25,234	(166,424)	869

Provision/(benefit) for income taxes	$27,281	$(165,005)	$3,173

As of December 31, 2014 and 2013, our U.S. federal, state and foreign income taxes receivable/(payable) was $0.0 million and $(0.2) million, respectively.

The tax provision for the year ended December 31, 2014 was primarily deferred taxes on income from our U.S. operations and certain foreign subsidiaries where we have not established a valuation allowance. The 2014 tax provision was disproportionate to pre-tax book income due to the valuation allowances which still remain with respect to the majority of our non-US operations.

The tax benefit for the year ended December 31, 2013 was due primarily to a release of $174.4 million in valuation allowances related to our U.S. federal deferred tax assets and therefore the benefit was disproportionate to the amount of pretax book income.

The tax provision for the year ended December 31, 2012 was due primarily to taxes on the income of certain European-based subsidiaries and U.S. state and local income taxes. The tax provision recorded for the year ended December 31, 2012 was disproportionate to the amount of pre-tax net loss incurred during the period primarily because we were not able to realize any tax benefits on the goodwill and trademark and trade names impairment charges. The provision for income taxes only includes the tax effect of the income or loss of certain foreign subsidiaries that had not established a valuation allowance and U.S. state and local income taxes.

We currently have a valuation allowance of $109.2 million against certain deferred tax assets, of which $107.3 million relates to foreign jurisdictions. We will continue to assess the level of the valuation allowance required; if sufficient positive evidence exists in future periods to support a release of some or all of the valuation allowance, such a release would likely have a material impact on our results of operations. With respect to the valuation allowance established against our non-U.S.-based deferred tax assets, a significant item of objective negative evidence evaluated in our determination was cumulative losses incurred over the three-year period ended December 31, 2014. This objective evidence limited our ability to consider other subjective evidence such as future income projections.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Our effective income tax rate differs from the U.S. federal statutory rate as follows:

	Years Ended December 31,
	2014	2013		2012
Federal statutory rate	35.0%	35.0%		35.0%
State and local income taxes, net of federal benefit	0.2	197.5		—
Taxes at differing rates	7.6	*	*	(0.4)
Change in valuation allowance	19.1	*	*	0.2
Goodwill impairment charges	—	—		(35.4)
Reserve for uncertain tax positions	0.3	32.8		—
Other	(1.0)	*	*	(0.5)

Effective income tax rate	61.2%	*	*	(1.1)%

**Not meaningful due to the low level of pre-tax income and release of U.S. valuation allowance of $174.4 million in 2013.

Current and non-current deferred income tax assets and liabilities in various jurisdictions are composed of the following:

	December 31, 2014	December 31, 2013
	(in thousands)
Current deferred income tax assets/(liabilities):
Accrued liabilities and deferred income	$2,185	$3,422
Provision for bad debts	314	199
Prepaid expenses	(2,069)	(1,854)
Tax sharing liability	6,295	6,774
Reserve accounts	4,283	4,129
Valuation allowance	(509)	(1,521)

Current net deferred income tax assets (a)	$10,499	$11,149

Non-current deferred income tax assets/(liabilities):
U.S. net operating loss carryforwards	$46,431	$51,887
Non-U.S. net operating loss carryforwards	93,244	92,637
Accrued liabilities and deferred income	6,995	7,309
Depreciation and amortization	66,462	84,434
Tax sharing liability	22,571	22,339
Other	8,818	9,070
Valuation allowance	(108,714)	(107,039)

Non-current net deferred income tax assets	$135,807	$160,637

(a)	The current portion of the deferred income tax asset at December 31, 2014 and 2013 is included in Other current assets in our Consolidated Balance Sheets.

The net deferred tax assets at December 31, 2014 and 2013 amounted to $146.3 million and $171.8 million, respectively. These net deferred tax assets largely relate to temporary tax to book differences and net operating loss carryforwards, the realization of which is, in management’s judgment, more likely than not. We have assessed the likelihood of realization based on our expectations of future taxable income, carry-forward periods available and other relevant factors.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

As of December 31, 2014, we had U.S. federal and state net operating loss carry-forwards of approximately $119.6 million and $109.0 million, respectively, which expire between 2021 and 2034. In addition, we had $424.6 million of non-U.S. net operating loss carry-forwards, most of which do not expire. Additionally, we had $4.4 million of U.S. federal and state income tax credit carry-forwards which expire between 2027 and 2034 and $1.1 million of U.S. federal income tax credits which have no expiration date. No provision has been made for U.S. federal or non-U.S. deferred income taxes on approximately $16.5 million of accumulated and undistributed earnings of foreign subsidiaries at December 31, 2014. A provision has not been established because it is our present intention to reinvest the undistributed earnings indefinitely in those foreign operations. The determination of the amount of unrecognized U.S. federal or non-U.S. deferred income tax liabilities for unremitted earnings at December 31, 2014 is not practicable. As of December 31, 2014, we have established a deferred income tax liability on $2.0 million of accumulated and undistributed earnings in anticipation of the liquidation of an inactive foreign subsidiary next year.

We have established a liability for unrecognized tax benefits. Once established, unrecognized tax benefits are adjusted if more accurate information becomes available, or a change in circumstance or an event occurs necessitating a change to the liability. Given the inherent complexities of the business and that we are subject to taxation in a substantial number of jurisdictions, we routinely assess the likelihood of additional assessment in each of the taxing jurisdictions.

The table below shows the changes in the liability for unrecognized tax benefits during the years ended December 31, 2014, 2013 and 2012:

	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Balance at January 1,	$3,569	$4,106	$3,429
Increase as a result of tax positions taken during the prior year	—	21	952
Decrease as a result of tax positions taken during the prior year	(209)	(433)	(285)
Impact of foreign currency translation	(12)	(125)	10

Balance at December 31,	$3,348	$3,569	$4,106

The total amount of unrecognized benefits that, if recognized, would affect our effective tax rate was $3.3 million, $3.5 million and $0.9 million at December 31, 2014, 2013 and 2012. During the next twelve months, we anticipate no reduction to this liability due to the lapsing of statutes of limitations.

We recognize interest and penalties related to unrecognized tax benefits in income tax expense. We recognized interest and penalties of $0, during each of the years ended December 31, 2014, 2013 and 2012. Accrued interest and penalties were $0.7 million and $0.7 million at December 31, 2014 and 2013, respectively.

We file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. A number of years may elapse before an uncertain tax position, for which we have unrecognized tax benefits, is audited and finally resolved. We adjust these unrecognized tax benefits, as well as the related interest and penalties, in light of changing facts and circumstances. Settlement of any particular position could require the use of cash. Favorable resolution could result in a reduction to our effective income tax rate in the period of resolution.

The number of years with open tax audits varies depending on the tax jurisdiction. Our major taxing jurisdictions include the United States (federal and state), the United Kingdom (federal) and Australia (federal). With limited exceptions, we are no longer subject to income tax examinations by tax authorities for years before 2010.

With respect to periods prior to the Blackstone Acquisition, we are only required to take into account income tax returns for which we or one of our subsidiaries is the primary taxpaying entity, namely separate state returns and non-U.S. returns. Uncertain tax positions related to U.S. federal and state combined and unitary income tax returns filed are only applicable in the post-acquisition accounting period. We and our domestic subsidiaries currently file a consolidated income tax return for U.S. federal income tax purposes.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11.	Equity-Based Compensation

We issue share-based awards under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan, as amended (the “Plan”). The Plan provides for the grant of equity-based awards, including restricted stock, restricted stock units, stock options, stock appreciation rights and other equity-based awards to our directors, officers and other employees, advisors and consultants who are selected by the Compensation Committee of the Board of Directors for participation in the Plan. There are 25,600,000 shares of common stock available for issuance under the Plan, subject to adjustment as provided by the Plan. As of December 31, 2014, 4,291,197 shares were available for future issuance under the plan.

Restricted Stock Units

The table below summarizes activity regarding unvested restricted stock units under the Plan during the year ended December 31, 2014:

	Restricted Stock Units	Weighted- Average Grant Date Fair Value (per share)
Unvested at January 1, 2014	4,857,840	$3.73
Granted	2,175,112	$8.86
Vested (a)	(1,682,289)	$3.72
Forfeited	(690,830)	$4.79

Unvested at December 31, 2014	4,659,833	$5.97

(a)	We issued 1,159,060 shares of common stock in connection with the vesting of restricted stock units during the year ended December 31, 2014, which is net of the number of shares retained (but not issued) by us in satisfaction of minimum tax withholding obligations associated with the vesting.

The fair value of restricted stock units that vested during the years ended December 31, 2014, 2013 and 2012 was $6.3 million, $4.6 million and $4.4 million, respectively. The weighted-average grant date fair value of restricted stock units granted during the years ended December 31, 2014, 2013 and 2012 was $8.86, $4.07 and $3.31 per unit, respectively. The fair value of restricted stock units on the date of grant is amortized on a straight-line basis over the requisite service period of four years.

Performance-Based and Market-Based Restricted Stock Units

The table below summarizes activity regarding unvested performance-based and market-based restricted stock units (“PSUs”) under the Plan during the year ended December 31, 2014:

	Performance- Based Restricted Stock Units	Weighted- Average Grant Date Fair Value (per share)
Unvested at January 1, 2014	3,089,250	$2.99
Granted (a)	410,445	$12.64
Vested	(904,093)	$2.98
Forfeited	(344,001)	$5.67

Unvested at December 31, 2014	2,251,601	$4.35

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

a.	We granted 136,815 performance-based restricted stock units with a fair value per share of $9.72 and 273,630 market-based restricted stock units with a fair value per share of between $11.89 and $16.32 (“PSUs”) in March 2014 to certain of our executive officers. The PSUs entitle the executives to receive one share of our common stock for each PSU earned, subject to the satisfaction of the performance and market conditions. Each metric will be equally weighted, with the ability to earn between 25% to 200% of target based on a straight-line interpolation of the criteria. The performance-based condition requires that the Company attain certain performance metrics for the three-year period ended December 31, 2016 and the market-based conditions require that the Company achieve a certain absolute shareholder return and a certain relative shareholder return at the conclusion of the three-year measurement period. If the minimum performance criteria are not met, each PSU will be forfeited. If the minimum conditions are met, the PSUs earned will cliff vest on the third anniversary of the grant date. The fair value of the PSUs subject to market-based conditions was measured using a Monte Carlo simulation for sampling random outcomes.

As of December 31, 2014, we expect that the performance-based condition PSUs granted in 2014 will be satisfied at approximately 60% of their target level. The fair value of the market-based PSUs is being amortized on a straight-line basis over the requisite service period of each vesting tranche.

The weighted-average grant date fair value of PSUs that vested during the years ended December 31, 2014, 2013 and 2012 was $2.7 million, $1.6 million and $0.8 million, respectively. The weighted-average grant date fair value of PSUs granted during the years ended December 31, 2014, 2013 and 2012 was $12.64, $3.34 and $2.40 per unit, respectively.

Stock Options

The table below summarizes the stock option activity under the Plan during the year ended December 31, 2014:

	Shares	Weighted- Average Exercise Price (per share)	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at January 1, 2014	1,227,719	$4.84
Exercised	(88,885)	$5.25
Cancelled	(7,143)	$6.28

Outstanding at December 31, 2014	1,131,691	$4.80	1.7	$3,888

Exercisable at December 31, 2014	1,131,691	$4.80	1.7	$3,888

The exercise price of stock options granted under the Plan is equal to the fair market value of the underlying stock on the date of grant. Stock options generally expire seven to ten years from the grant date. Stock options vest either annually over a four-year period, or 25% of the options vest after one year and the remaining awards vest ratably on a monthly basis for the three years that follow. The fair value of stock options on the date of grant is amortized on a straight-line basis over the requisite service period. There were no stock options granted in 2014, 2013 or 2012.

During the years ended December 31, 2014, 2013 and 2012, the total fair value of options that vested during the period was $0.7 million, $1.1 million and $1.3 million, respectively. In addition, the intrinsic value of options exercised was $0.3 million, $3.1 million, and $0 for the years ended December 31, 2014, 2013 and 2012, respectively.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Non-Employee Directors Deferred Compensation Plan

We have a deferred compensation plan that enables our non-employee directors to defer the receipt of certain compensation earned in their capacity as non-employee directors. Eligible directors may elect to defer up to 100% of their annual retainer fees (which are paid by us on a quarterly basis). In addition, 100% of the annual equity granted to non-employee directors is deferred under the Plan.

We grant deferred stock units (“DSUs”) annually to each participating director. The DSUs are issued as restricted stock units under the Plan and are immediately vested and non-forfeitable. The DSUs entitle the non-employee director to receive one share of our common stock for each deferred stock unit following the director’s retirement or termination of service from the Board of Directors. For all awards granted prior to 2011, the DSUs are distributed 200 days immediately following such termination date and for all awards granted in 2011 or later, the DSUs are distributed immediately at termination. The entire grant date fair value of deferred stock units is expensed on the date of grant.

The table below summarizes the deferred stock unit activity under the Plan during the year ended December 31, 2014:

	Deferred Stock Units	Weighted- Average Grant Date Fair Value (per share)
Outstanding at January 1, 2014	923,306	$4.41
Granted	120,563	$7.94
Distributed	(550,357)	$5.10

Outstanding at December 31, 2014	493,512	$4.50

The weighted-average grant date fair value for deferred stock units granted during the years ended December 31, 2014, 2013 and 2012 was $7.94, $7.79 and $3.47, respectively.

Compensation Expense

We recognized total equity-based compensation expense of $12.2 million, $12.9 million and $7.6 million for the years ended December 31, 2014, 2013 and 2012, respectively, none of which has provided us with a tax benefit due to existence of net operating losses. As of December 31, 2014, a total of $20.1 million of unrecognized compensation costs related to unvested restricted stock units, unvested stock options and unvested PSUs are expected to be recognized over the remaining weighted-average period of 2.8 years.

12.	Derivative Financial Instruments

Interest Rate Hedges

At December 31, 2014, we had the following interest rate swaps outstanding that effectively converts $200.0 million of the term loan from a variable to a fixed interest rate. We pay a fixed interest rate on the notional amount and in exchange receive a variable interest rate based on the one-month LIBOR rate. The Company does not use derivatives for speculative or trading purposes.

Notional Amount	Effective Date	Maturity Date	Fixed Interest Rate Paid	Variable Interest Rate Received
$100.0 million	August 29, 2014	August 31, 2016	1.11%	One-month LIBOR
$100.0 million	August 29, 2014	August 31, 2016	1.15%	One-month LIBOR

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We entered into interest rate derivative contracts to protect against volatility of future cash flows of the variable interest payments related to our term loan. These derivative contracts are economic hedges and are not designated as cash flow hedges. We mark-to-market instruments not designated as hedges and record the changes in the fair value of these items in Net interest expense in the Company’s Consolidated Statements of Operations and recognize the unrealized gain or loss in Other non-current assets or liabilities. Unrealized losses of $1.7 million and $1.2 million were recognized at December 31, 2014 and 2013, respectively.

The following table summarizes the location and fair value of our interest rate derivative instruments on the Company’s Consolidated Balance Sheets.

	Balance Sheet Location	Fair Value Measurements as of
		December 31, 2014	December 31, 2013
		(in thousands)
Interest rate swaps not designated as hedging instruments	Other non-current liabilities	$1,723	$1,205

Interest rate swaps previously designated as hedging instruments were terminated in conjunction with the termination of our credit agreement in March 2013. Interest rate swaps designated as hedging instruments were reflected in our Consolidated Balance Sheets at market value. The corresponding market adjustment related to the hedging instrument was recorded to Accumulated other comprehensive income (“AOCI”).

The following table shows the market adjustments recorded during the years ended December 31, 2014, 2013 and 2012:

	Gain in Other Comprehensive Income/(Loss)			(Loss) Reclassified from Accumulated OCI into Interest Expense (Effective Portion)			Gain/(Loss) Recognized in Income (Ineffective Portion and the Amount Excluded from Effectiveness Testing)
	2014	2013	2012	2014	2013	2012	2014	2013	2012
	(in thousands)
Interest rate swaps	$—	$276	$311	$—	$(277)	$(561)	$—	$—	$—

Foreign Currency Hedges

We enter into foreign currency contracts to manage our exposure to changes in the foreign currency associated with foreign currency receivables, payables and intercompany transactions. We primarily hedge our foreign currency exposure to the Pound sterling, Euro, Swiss Franc and the Australian dollar. As of December 31, 2014, we had foreign currency contracts outstanding with a total net notional amount of $190.3 million, all of which subsequently matured in early 2015. The foreign currency contracts do not qualify for hedge accounting treatment; accordingly, changes in the fair value of the foreign currency contracts are reflected in net income as a component of Selling, general and administrative expense in our Consolidated Statements of Operations.

The following table shows the fair value of our foreign currency hedges:

	Balance Sheet Location	Fair Value Measurements as of
		December 31, 2014	December 31, 2013
		(in thousands)
Asset Derivatives:
Foreign currency hedges	Other current assets	$4,275	$—
Liability Derivatives:
Foreign currency hedges	Other current liabilities	$—	$1,412

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table shows the changes in the fair value of our foreign currency contracts which were recorded as a gain/(loss) in Selling, general and administrative expense:

	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Foreign currency hedges (a)	$6,813	$3,877	$(11,385)

(a)	We recorded transaction gains/(losses) associated with the re-measurement and settlement of our foreign denominated assets and liabilities of $(12.9) million, $(9.3) million and $6.7 million for the years ended December 31, 2014, 2013 and 2012, respectively. These transaction gains and losses were included in Selling, general and administrative expense in our Consolidated Statements of Operations. The net impact of these transaction gains and losses, together with the gains/(losses) incurred on our foreign currency hedges, were losses of $6.1 million, $5.4 million and $4.7 million for the years ended December 31, 2014, 2013 and 2012, respectively.

The tables below show the gross and net information related to derivatives eligible for offset in the Consolidated Balance Sheets as of December 31, 2014 and 2013. The gross asset amount of the derivative listed below is the maximum loss the Company would incur if the counterparties failed to meet their obligation.

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities Presented in the Consolidated Balance Sheets
	(in thousands)
December 31, 2014	$2,947	$(5,499)	$(2,552)
December 31, 2013	$8,324	$(5,707)	$2,617

13.	Employee Benefit Plans

We sponsor a defined contribution savings plan for employees in the United States that provides certain of our eligible employees an opportunity to accumulate funds for retirement. We also sponsor similar HotelClub and ebookers defined contribution savings plans. After employees have attained one year of service, we match the contributions of participating employees on the basis specified by the plans, up to a maximum of 3% of participant compensation. We recorded total expense related to these plans in the amount of $5.3 million, $4.9 million and $4.8 million for the years ended December 31, 2014, 2013 and 2012, respectively.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.	Net Income/(Loss) per Share

We calculate basic net income/(loss) per share by dividing the net income/(loss) for the period by the weighted-average number of shares outstanding during the period. The weighted-average number of shares includes common shares outstanding and deferred stock units, which are immediately vested and non-forfeitable. Diluted net income/(loss) per share is calculated by dividing the net income/(loss) for the period by the weighted-average number of common shares outstanding and potentially dilutive common shares outstanding during the period. Potentially dilutive common shares are determined by the application of the treasury stock method.

The following table presents the weighted-average shares outstanding used in the calculation of net income/(loss) per share:

	Years Ended December 31,
Weighted-Average Shares Outstanding	2014	2013	2012
Basic	110,537,992	107,952,327	105,582,736
Diluted effect of:
Restricted stock units	1,367,392	2,586,325	—
Performance-based restricted stock units	1,969,674	2,117,454	—
Stock options	469,382	416,573	—

Diluted	114,344,440	113,072,679	105,582,736

The following equity awards were not included in the diluted net income/(loss) per share calculation because they would have had an antidilutive effect:

	Years Ended December 31,
Antidilutive Equity Awards	2014	2013	2012
Restricted stock units	704,809	5,772	4,379,665
Performance-based restricted stock units	239,725	—	907,616
Stock options	—	200,409	3,009,654

Total	944,534	206,181	8,296,935

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.	Related Party Transactions

Related Party Transactions with Travelport and its Subsidiaries

We had amounts due from Travelport of $15.5 million and $12.3 million at December 31, 2014 and 2013, respectively. Amounts due to or from Travelport are generally settled on a net basis.

At December 31, 2013, 48% of the shares of our common stock outstanding were beneficially owned by Travelport and the investment funds that indirectly own Travelport. In the second quarter and early third quarter of 2014, Travelport sold a majority of its shares of our common stock and after its secondary common stock offering on July 22, 2014, beneficially owns less than 1% of shares of our common stock as of December 31, 2014 and is no longer considered a related party (see Note 1 - Organization and Basis of Presentation in the Notes to Consolidated Financial Statements).

The following table summarizes the related party transactions with Travelport and its subsidiaries through July 22, 2014, reflected in our Consolidated Statements of Operations:

	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Net revenue (a)	$54,969	$85,293	$98,113
Cost of revenue	59	(60)	250
Selling, general and administrative expense	—	116	260
Marketing expense	58	53	—
Interest expense (b)	—	4,106	6,706

(a)	Net revenue includes incentive revenue for segments processed through Galileo and Worldspan, both of which are subsidiaries of Travelport. This incentive revenue accounted for more than 10% of our total net revenue in 2012.

(b)	Interest expense relates to letters of credit issued on our behalf by Travelport.

Master License Agreement

We entered into a Master License Agreement with Travelport at the time of the IPO. Pursuant to this agreement, Travelport licenses certain of our intellectual property and pays us fees for related maintenance and support services. The licenses include our supplier link technology; portions of ebookers’ booking, search and vacation package technologies; certain of our products and online booking tools for corporate travel; portions of our private label vacation package technology; and our extranet supplier connectivity functionality.

The Master License Agreement granted us the right to use a corporate online booking product developed by Travelport. We have entered into a value added reseller license with Travelport for this product.

GDS Service Agreement

In connection with the IPO, we entered into the Travelport GDS Service Agreement, which terminated in February 2014. The Travelport GDS Service Agreement was structured such that we earned incentive revenue for each air, car and hotel segment that was processed through the Travelport GDSs. This agreement required that we process a certain minimum number of segments for our domestic brands through the Travelport GDSs each year. Our domestic brands were required to process a total of 27.8 million and 31.4 million segments through the Travelport GDSs during the years ended December 31, 2013 and 2012, respectively. Of the required number of segments, 16.0 million segments were required to be processed each year through Worldspan, and 11.8 million and 15.4 million segments were required to be processed through Galileo during the years ended December 31, 2013 and 2012, respectively. We were not subject to these minimum volume thresholds to the extent that we processed all eligible segments through the Travelport GDS.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

In February 2014, the Company entered into an agreement with Travelport for the provision of GDS services, which terminated and replaced our prior Travelport GDS service agreement (the “New Travelport GDS Service Agreement”). Under the New Travelport GDS Service Agreement, Orbitz was obligated in 2014 to use only Travelport GDSs for all air and car segments booked on its domestic agencies and was subject to certain other exclusivity obligations for its segments booked in Europe and other markets as defined in the New Travelport GDS Service Agreement. The Company was required to pay a fee for each segment not booked through Travelport GDSs in 2014 subject to exclusivity obligations discussed above. However, beginning January 1, 2015, the Company is no longer subject to exclusivity obligations. Under the New Travelport GDS Service Agreement, beginning in 2015, we are obligated to provide certain levels of volume over the contract period and may be subject to pay shortfall payments in certain cases if we fail to meet volume commitments. The agreement terminates on December 31, 2018.

No payments were required to be made to Travelport related to the minimum segment requirements for our domestic and European brands for the years ended December 31, 2014, 2013 and 2012.

Corporate Travel Agreement

We provide corporate travel management services to Travelport and its subsidiaries.

16.	Fair Value Measurements

The following table shows the fair value of our assets and liabilities that are required to be measured at fair value on a recurring basis as of December 31, 2014 and 2013, which are classified as Other current assets, Other current liabilities and Other non-current liabilities in our Consolidated Balance Sheets.

	Fair Value Measurements as of
	December 31, 2014				December 31, 2013
	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total	Quoted prices in active markets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
	(in thousands)				(in thousands)
Assets:
Foreign currency derivative assets	$4,275	$4,275	$—	$—	$—	$—	$—	$—
Liabilities:
Foreign currency derivative liabilities	$—	$—	$—	$—	$1,412	$1,412	$—	$—
Interest rate swap liabilities	$1,723	$—	$1,723	$—	$1,205	$—	$1,205	$—

We value our foreign currency hedges based on the difference between the foreign currency contract rate and widely available foreign currency rates as of the measurement date. Our foreign currency hedges are short-term in nature, generally maturing within 30 days. We value our interest rate swaps using valuations that are calibrated to the initial trade prices. Using a market-based approach, subsequent valuations are based on observable inputs to the valuation model including interest rates, credit spreads and volatilities.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fair Value of Financial Instruments

For certain of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued merchant payable and accrued expenses, the carrying value approximates or equals fair value due to their short-term nature.

The carrying value of the Term Loan was $447.8 million at December 31, 2014, compared with a fair value of $442.2 million. At December 31, 2013, the carrying value of the Term Loan was $443.3 million, compared with a fair value of $446.8 million. The fair values were determined based on quoted market ask prices, which is classified as a Level 2 measurement.

17.	Segment Information

We determine operating segments based on how our chief operating decision maker manages the business, including making operating decisions deciding how to allocate resources and evaluating operating performance. We operate in one segment and have one reportable segment.

We maintain operations in the United States, United Kingdom, Australia, Germany, Sweden, France, Finland, Ireland, Switzerland and other international territories. The table below presents net revenue by geographic area: the United States and all other countries.

	Years Ended December 31,
	2014	2013	2012
	(in thousands)
Net revenue
United States	$674,079	$618,623	$562,026
All other countries	257,928	228,380	216,770

Total	$932,007	$847,003	$778,796

The table below presents property and equipment, net, by geographic area.

	December 31, 2014	December 31, 2013
	(in thousands)
Long-lived assets
United States	$106,816	$111,458
All other countries	5,016	4,687

Total	$111,832	$116,145

18.	Subsequent Events

As previously announced, on February 12, 2015, the Company, Expedia, Inc., (“Expedia”), and Xeta, Inc., an indirect wholly owned subsidiary of Expedia (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”).

The Merger Agreement provides, subject to the terms and conditions set forth therein, that Merger Sub will be merged with and into the Company (the “Merger”) among other things and, with the Company surviving the Merger as an indirect wholly owned subsidiary of Expedia. At the effective time of the Merger (the “Effective Time”), each share of common stock of the Company outstanding immediately prior to the Effective Time (other than any shares owned by the Company, Expedia, Merger Sub or Merger Sub’s direct parent or any dissenting shares) will be automatically converted into the right to receive $12.00 in cash, without interest.

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Board of Directors of the Company by a unanimous vote of directors present approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The closing of the Merger is subject to the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of common stock of the Company. The closing of the Merger is also subject to various customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other regulatory clearances, the absence of any governmental order prohibiting the consummation of the transactions contemplated by the Merger Agreement, the accuracy of the representations and warranties contained in the Merger Agreement (subject to certain materiality qualifications) and compliance with the covenants and agreements in the Merger Agreement in all material respects.

The Merger Agreement contains certain termination rights, including the right of the Company to terminate the Merger Agreement to accept a superior proposal (subject to compliance with certain notice and other requirements). The Merger Agreement provides that, in connection with termination of the Merger Agreement by the Company or Expedia upon specified conditions, the Company will be required to pay to Expedia a termination fee of $57.5 million. If the Merger Agreement is terminated as a result of the failure to obtain competition law approvals or a legal prohibition related to competition law matters, a termination fee of $115.0 million will be payable by Expedia to the Company, subject to certain limitations. In addition, subject to certain exceptions and limitations, the Company or Expedia may terminate the Merger Agreement if the Merger is not consummated by August 12, 2015 (or as such date may be extended pursuant to the terms of the Merger Agreement).

ORBITZ WORLDWIDE, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

19.	Quarterly Financial Data (Unaudited)

The following tables present certain unaudited consolidated quarterly financial information.

	Three Months Ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014
	(in thousands, except per share data)
Net revenue	$220,564	$253,135	$248,053	$210,255
Cost and expenses	198,582	227,510	224,547	199,358
Operating income	21,982	25,625	23,506	10,897
Net income/(loss)	7,296	9,037	6,881	(5,934)
Basic net income/(loss) per share	$0.07	$0.08	$0.06	$(0.05)
Diluted net income/(loss) per share	$0.06	$0.08	$0.06	$(0.05)

	Three Months Ended
	December 31, 2013	September 30, 2013	June 30, 2013	March 31, 2013 (a)
	(in thousands, except per share data)
Net revenue	$197,426	$220,919	$225,798	$202,860
Cost and expenses	182,746	193,450	203,171	205,670
Operating income/(loss)	14,680	27,469	22,627	(2,810)
Net income	5,342	12,982	561	146,200
Basic net income per share	$0.05	$0.12	$0.01	$1.38
Diluted net income per share	$0.05	$0.11	$0.00	$1.34

(a)	During the three months ended March 31, 2013, we reversed $157.5 million in valuation allowance related to deferred tax assets (see Note 10 - Income Taxes).